                                                                      EXHIBIT 12


                   THE LUBRIZOL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)




                                                1995            1994            1993            1992           1991
                                              --------        --------        --------        --------       --------
Pretax income                                 $225,574        $251,459        $119,651        $177,144       $178,140

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                 (1,384)           (871)         (2,355)              9         (3,796)

Add losses of less than 50%
  owned affiliates included
  in pretax income                               1,808             490          21,063           2,769             53

Add fixed charges net of
  capitalized interest                          10,376           3,149           4,154           3,615          7,738

Add previously capitalized
  interest amortized during
  period                                         1,096             452             272             162             96
                                               -------         -------         -------         -------        -------

"Earnings"                                    $237,470        $254,679        $142,785        $183,699       $182,231
                                               =======         =======         =======         =======        =======

Gross interest expense
  including capitalized
  interest ("Fixed Charges")                  $ 14,693        $  6,922        $  6,292        $  4,981       $  9,049

Ratio of earnings to
  fixed charges                                   16.2            36.8            22.7            36.9           20.1

Special adjustments:
-------------------

"Earnings"                                    $237,470        $254,679        $142,785

Plus asset impairment
  and special charges                            9,489                          86,303

Less Genentech gain                            (38,459)        (41,235)        (42,443)
                                               -------         -------         -------

Adjusted "Earnings"                           $208,500        $213,444        $186,645
                                               =======         =======         =======

Ratio of adjusted earnings
  to fixed charges                                14.2            30.8            29.7